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                                                                                 EXHIBIT 12

                                CAROLINA POWER & LIGHT COMPANY

      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS COMBINED
                            AND RATIO OF EARNINGS TO FIXED CHARGES

                                                         -----------------------------------
                                                           Twelve Months Ended December 31,
                                                         -----------------------------------
                                                                1994               1993
                                                           --------------     --------------

                                                                (Thousands of Dollars)
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Earnings, as defined:
  Net income............................................. $      313,167     $      346,496
  Fixed charges, as below................................        213,821            237,098
  Income taxes, as below.................................        180,518            181,653
                                                           --------------     --------------
    Total earnings, as defined........................... $      707,506     $      765,247
                                                           ==============     ==============
Fixed Charges, as defined:
  Interest on long-term debt............................. $      183,891     $      205,182
  Other interest.........................................         16,119             16,419
  Imputed interest factor in rentals-charged
    principally to operating expenses....................         13,811             15,497
                                                           --------------     --------------
    Total fixed charges, as defined...................... $      213,821     $      237,098
                                                           ==============     ==============
Earnings Before Income Taxes............................. $      493,685     $      528,149
                                                           ==============     ==============

Ratio of Earnings Before Income Taxes to Net Income......           1.58               1.52

Income Taxes:
  Included in operating expenses......................... $      198,238     $      189,535
  Included in other income...............................         (9,425)               392
  Included in AFUDC - deferred taxes in nuclear
    fuel amortization and book depreciation..............         (8,295)            (8,274)
                                                           --------------     --------------
    Total income taxes................................... $      180,518     $      181,653
                                                           ==============     ==============

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements........................ $        9,609     $        9,609
  Portion deductible for income tax purposes.............           (312)              (312)
                                                           --------------     --------------
  Preferred dividend requirements not deductible......... $        9,297     $        9,297
                                                           ==============     ==============
  Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      earnings before income taxes to net income......... $       14,689     $       14,131
    Preferred dividends deductible for income taxes......            312                312
    Fixed charges, as above..............................        213,821            237,098
      Total fixed charges and preferred dividends          --------------     --------------
        combined......................................... $      228,822     $      251,541
                                                           ==============     ==============
Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined.....................................           3.09               3.04

Ratio of Earnings to Fixed Charges ......................           3.31               3.23

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